EXHIBIT 21

Direct and Indirect Subsidiaries, and Operating Divisions,
of Myers Industries, Inc.
As of September 30, 2007

North and Central American Operations

Ameri-Kart Corp.	Kansas
-WEK South Corp	North Carolina
Ameri-Kart (MI) Corp.	Michigan
Buckhorn Inc.	Ohio
- Buckhorn Limited	UK
- Buckhorn Canada, Inc.	Ontario, Canada
- Buckhorn Rubber Products Inc.	Missouri
Eastern Tire Equipment & Supplies, Limited	Quebec, Canada
Grower Express Trucking, Inc.	Ohio
ITML Horticultural Products, Inc.	Ontario, Canada
JMKO Corp.	Missouri
- AC Buckhorn LLC (50%)	Missouri
Listo Products, Ltd.	Yukon Territory
Lone Star Plastics, Inc.	Nevada
- Amerikan LLC (50%)	Florida
- Kord USA, Inc.	South Carolina
- Texan Polymer Group, Inc.	Texas
- WhiteRidge Plastics, LLC	North Carolina
MYE Automotive, Inc.	Delaware
- Michigan Rubber Products, Inc.	Michigan
- WEK Industries, Inc.	Delaware
MYEcap Financial Corp.	Ohio
MYELux, LLC	Ohio
Myers do Brasil Embalagens Plasticas Ltda.	Brazil
Myers International, Inc.	Ohio
-Myers de El Salvador S.A. De C.V. (75%)	El Salvador
-- Orientadores Comerciales S.A.	Guatemala
-- Myers de Panama S.A.	Panama
-- Myers TSCA, S.A.	Panama
Myers de El Salvador S.A. De C.V. (25%)	El Salvador
Myers Missouri, Inc.	Missouri
- AC Buckhorn LLC (50%)	Missouri
Myer's Tire Supply (Canada) Limited	Ontario, Canada
Myers Tire Supply Distribution, Inc.	Ohio
Patch Rubber Company	North Carolina
- Kwik Patch Private Ltd. (39.98%)	India
Productivity California, Inc.	California

EXHIBIT 21 continued

Direct and Indirect Subsidiaries, and Operating Divisions,
of Myers Industries, Inc.
As of September 30, 2007

Reported Operating Divisions of Myers Industries, Inc. and Subsidiaries

Akro-Mils (of Myers Industries, Inc.)	Akron, Ohio
Dillen Products (of Myers Industries, Inc.)	Middlefield, Ohio
Molded Solutions (of Buckhorn Rubber Products Inc.)	Mebane, NC
Myers Tire Supply (of Myers Industries, Inc.)	Akron, Ohio

European and Danish Operations

Myers Holdings [Gibraltar] Limited	Gibraltar